Exhibit 10.35

CONSENT TO ASSIGNMENT

This Consent to Assignment (this “Consent”) is made as of September 30, 2016, by ARE-MA REGION NO. 50, LLC, a Delaware limited liability company, having an address of 385 East Colorado Boulevard, Suite 299, Pasadena, California 91101 (“Landlord”), to BLUEBIRD BIO, INC., a Delaware corporation, having an address of 150 Second Street, First Floor, Cambridge, MA 02141 (“Bluebird”), and FOUNDATION MEDICINE, INC., a Delaware corporation, having an address of 150 Second Street, Cambridge, MA 02141 (“Assignee”), with reference to the following Recitals.

R E C I T A L S

A.Bluebird is the holder of the tenant’s interest in, to, and under that certain Lease Agreement dated as of June 3, 2013 by and between Landlord, as landlord, and Bluebird, as tenant as amended by a First Amendment to Lease dated November 15, 2013 and a Second Amendment to Lease dated June 9, 2014 (as so amended, the “Bluebird Lease”) with respect to premises on the third floor and portions of the first floor in the building located at 150 Second Street, Cambridge, Massachusetts as such premises is more particularly described in the Bluebird Lease (the “Bluebird Premises”);

B.Bluebird desires to assign its interest in the Bluebird Lease and its interest in the premises demised thereunder to Assignee, all as more particularly described in and pursuant to the provisions of that certain Assignment and Assumption of Lease of even date herewith (the “Assignment”), a copy of which is attached hereto as Exhibit A.

C.Bluebird desires to obtain Landlord’s consent to the Assignment, as required under Article 17 of the Bluebird Lease.

NOW, THEREFORE, in consideration of the foregoing and the agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bluebird, Assignee and Landlord hereby agree as follows, and Landlord hereby consents to the assignment of the Bluebird Lease to Assignee, such consent also being subject to and upon the following terms and conditions to which Bluebird and Assignee hereby agree:

1.All initially capitalized terms not otherwise defined in this Consent shall have the meanings set forth in the Bluebird Lease unless the context clearly indicates otherwise.

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2.The consent given herein shall not be effective, nor shall Assignee take possession of the Premises, (a) until the Effective Date (as such term is defined in the Assignment), and (b) unless and until Landlord shall have received: (i) a fully executed counterpart of the Assignment, and (ii) a fully executed counterpart of this Consent.  Bluebird and Assignee represent and warrant to Landlord that the copy of the Assignment attached hereto as Exhibit A is true, correct and complete in all material respects.  Notwithstanding anything to the contrary contained herein or in the Assignment or Bluebird Lease:

(a)The assignment of the Bluebird Lease and the Effective Date hereunder and under the Assignment shall not occur until Bluebird has yielded up and surrendered the Bluebird Premises and possession thereof as required under Article 20 of the Bluebird Lease (the “Yield Up”).  Bluebird agrees that the Yield Up will occur on or before May 1, 2017.  If the Yield Up does not occur on or before May 1, 2017, Bluebird shall continue to pay to Landlord the Base Rent and Additional Rent under the Bluebird Lease as and when the same are due, and the charge for the Second 100% Amount (as defined below) shall not apply until after July 31, 2017.  If the Yield Up has not occurred by July 31, 2017, Bluebird shall: (i) continue to pay to Landlord the Base Rent and Additional Rent under the Bluebird Lease as and when the same are due; and (ii) pay to Assignee, at the times set forth below, the amounts equal to 100% of the then monthly base Rent under the Bluebird Lease (the “Second 100% Amount”), which Second 100% Amount shall be calculated on a day-for-day basis for each day in each month in the period from August 1, 2017 through the earlier of: (I) the date that the Yield Up occurs, or (II) the date that the Assignment is terminated by Assignee pursuant to Section 1 of the Assignment (the “Overstay Charge Period”).  The monthly Base Rent due under the Bluebird Lease and the Second 100% Amount are together referred to herein as the “200% Base Rent”.  The 200% Base Rent shall be in addition to all Additional Rent as may be due under the Bluebird Lease.  Payment of the 200% Base Rent for any partial month shall be prorated on the basis of the actual number of days in that calendar month.  Any Second 100% Amount due from Bluebird to Assignee hereunder shall be paid by Bluebird to Assignee: (A) if the Yield Up occurs on or before January 31, 2018, the Second 100% Amount shall be paid on the day of the Yield Up in full for the Overstay Charge Period, or (B) if the Yield Up does not occur on or before January 31, 2018, the Second 100% Amount shall be paid on the first day of each month in an amount equal to the aggregate amount of the Second 100% Amount owing for the immediately preceding month.  The first such monthly payment shall also include any Second 100% Amount not previously paid for the part of the Overstay Charge Period occurring prior to the date of such payment.

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(b)In the event that Assignee exercises its right to terminate and cancel the Assignment pursuant to Section 1 of the Assignment, the Effective Date shall be deemed not to have occurred, the consent to the Assignment provided for herein shall be deemed not to have become effective and the terms and conditions of this Consent shall be deemed to be terminated and cancelled, including without limitation any covenants not to proceed against any party hereto or any releases contained herein.  Simultaneously with the sending of any notice to Bluebird of Assignee’s exercise of its right to terminate and cancel the Assignment pursuant to Section 1 of the Assignment, Assignee shall deliver a copy of such notice to Landlord.

(c)At the request of Bluebird, Assignee or Landlord following the occurrence of the Effective Date, Bluebird, Assignee and Landlord each agrees to execute a written confirmation of the Effective Date as determined pursuant to the Assignment.

3.Except as otherwise expressly provided in this Consent, all of the terms, conditions and agreements contained in the Assignment shall be subordinate and at all times subject to all of the covenants, agreements, terms, provisions and conditions contained in the Bluebird Lease.

4.Nothing contained herein or in the Assignment shall be construed to (i) affect Assignee’s obligation to obtain any required consents for any assignments or sublettings subsequent to the Assignment, or (ii) waive any breach by Assignee of the Bluebird Lease occurring on or after the Effective Date or any breach by Bluebird of the Bluebird Lease occurring prior to the Effective Date, or (iii) waive any rights or remedies of Landlord under the Bluebird Lease against any person, firm, association or corporation liable for the performance thereof (except as otherwise expressly provided in Section 6 below as to Bluebird with respect to a breach by Assignee occurring from and after the Effective Date or as to Assignee with respect to a breach by Bluebird occurring prior to the Effective Date), or (iv) enlarge or increase Landlord’s obligations or liabilities under the Bluebird Lease.

5.Notwithstanding anything in the Assignment or the Bluebird Lease to the contrary:

(a)As of the Effective Date, Assignee does hereby expressly assume and agree to be bound by and to perform and comply with, for the benefit of Landlord, each and every obligation of the tenant under the Bluebird Lease first arising and accruing from and after the Effective Date.  Assignee does not assume or agree to be bound by or perform any obligations of Bluebird under the Bluebird Lease first arising and accruing prior to the Effective Date.

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(b)Bluebird and Assignee agree to each of the terms and conditions of this Consent, and that, in the event of any conflict between the terms of the Assignment and this Consent, and in the event of any conflict between the terms of the Bluebird Lease and this Consent, the terms of this Consent shall control.

(c)As of the Effective Date, Section 16.1 of the Bluebird Lease (titled “Events of Default”) shall be modified to re-number Section 16.1(h) as Section 16.1(i) and to insert the following as Section 16.1(h) in the definition of a “Default” under the Bluebird Lease:

(h)“ Foundation Medicine Lease Default.  A Default (as such term is defined in the FMI Lease) shall occur under that certain Lease between Landlord (as successor-in-interest to 150 Second Street, LLC as landlord) and Foundation Medicine, Inc. as tenant, dated March 27, 2013, as amended from time to time (the “FMI Lease”).

(d)As of the Effective Date, Section 16.1(c) of the Bluebird Lease shall be deleted in its entirety and shall be replaced with the following:

“(c)[Intentionally Omitted]”

(e)As of the Effective Date, the standby letter of credit No SVBSF008113 issued by Silicon Valley Bank as amended and held by Landlord as the Security Deposit under the FMI Lease (the “FMI Letter of Credit”) shall be amended, at Assignee’s sole cost and expense, by an amendment to the FMI Letter of Credit issued by the issuing bank, which amendment shall:  (i) increase the amount of such FMI Letter of Credit to $1,771,009, (ii) modify the references in the FMI Letter of Credit to the “Lease” so that all such references to the “Lease” mean the FMI Lease or the Bluebird Lease or both the FMI Lease and the Bluebird Lease, and (iii) extend the final expiration date of the FMI Letter of Credit (after any prior extensions) to a date that is no earlier than July 31, 2024 (the “FMI Letter of Credit Amendment”).   The Security Deposit under the Bluebird Lease and under the FMI Lease shall collectively be in the form of the FMI Letter of Credit as so amended (the “Amended FMI Letter of Credit”), which shall otherwise be in compliance with the terms of the Bluebird Lease and the FMI Lease, and which, upon the delivery of such FMI Letter of Credit Amendment by Assignee as provided below, shall be deemed to be the “Letter of Credit” referenced in both the Bluebird Lease and the FMI Lease.  Landlord shall be entitled to draw upon such Amended FMI Letter of Credit as provided in Article 27 of the FMI Lease, with respect to any Default by Assignee under the Bluebird Lease related to facts, circumstances or events first arising or occurring from and after the Effective Date, and with respect to any Default occurring under the FMI Lease.

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(f)At least 20 days prior to May 1, 2017, Assignee shall deliver to Landlord the proposed form of the FMI Letter of Credit Amendment as provided by the issuing bank in draft form, which Landlord agrees promptly to review for conformance with the terms and conditions of this Consent and Article 27 of each of the Bluebird Lease and the FMI Lease.  At least 5 business days prior to the Effective Date, Assignee shall deliver to Landlord the original of the FMI Letter of Credit Amendment issued by the issuing bank as approved by Landlord in the form required under this Consent, the Bluebird Lease and the FMI Lease, and Assignee agrees to give Bluebird contemporaneous written notice of such delivery. Provided that such FMI Letter of Credit Amendment is so delivered, the Amended FMI Letter of Credit shall be, as of the Effective Date, the Security Deposit under the Bluebird Lease and the FMI Lease.

The letter of credit previously delivered by Bluebird and held by Landlord with respect to the Bluebird Lease (the “Existing Bluebird Letter of Credit”), or any balance thereof (i.e., after deducting therefrom all amounts to which Landlord is entitled under the provisions of the Bluebird Lease), shall be returned to Bluebird within 90 days after the Effective Date (which is the same number of days within which Landlord would have been required to return the Existing Bluebird Letter of Credit after the expiration or termination of the Bluebird Lease).

(g)As of the Effective Date, so long as there is no further assignment of the Bluebird Lease (other than a Permitted Assignment (as such term is defined in the Bluebird Lease)), in the event of any express conflict between the terms of the Bluebird Lease and the terms of the FMI Lease, the terms of the FMI Lease shall control with respect to the following sections:  Sections 4.5 (Operating Expense Payments), 8.1 (Utilities; Services), 9.1 (Alterations and Tenant’s Property), 12.1 (Indemnification), 16.2(b) (Late Payment Rent), 21.1 (Prohibition /Compliance/Indemnity) and Articles 13 (Insurance), 14 (Restoration) and 17 (Assignment and Subletting).

(h)As of the Effective Date, the Share of Storage Space collectively under the Bluebird Lease and the FMI Lease shall be increased to 100%, and Assignee shall have the right to lease all such Storage Space on the terms and conditions set forth in the FMI Lease.

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(i)Bluebird shall yield up and surrender the Bluebird Premises and possession thereof as required under Article 20 of the Bluebird Lease prior to the Effective Date as if the Effective Date were the day immediately following the expiration date or termination date of the Bluebird Lease, including without limitation surrender in compliance with the Surrender Plan as set forth in Article 20 of the Bluebird Lease.  The obligations of Bluebird under the Bluebird Lease that by their terms survive the expiration or earlier termination of the Bluebird Lease are those obligations of Bluebird that shall survive the assignment of the Bluebird Lease as to Bluebird as if the Effective Date were the day immediately following the date of expiration or termination of the Bluebird Lease.

6.Upon a default by Assignee under the Bluebird Lease after the Effective Date, Landlord may proceed directly against Assignee, any guarantors or anyone else liable under the Bluebird Lease or the Assignment without first exhausting Landlord’s remedies against any other person or entity liable thereon to Landlord, provided, however, that notwithstanding anything to the contrary contained in the Bluebird Lease, Landlord shall not proceed against Bluebird with respect to, and hereby releases Bluebird from, any breach of the Bluebird Lease by Assignee occurring from and after the Effective Date.  Nothing herein shall abrogate or limit the liability of Bluebird to Landlord under the Bluebird Lease with respect to matters occurring prior to the Effective Date, the responsibility for which shall survive the assignment of the Bluebird Lease.  Notwithstanding anything to the contrary contained in the Bluebird Lease, Landlord shall not proceed against Assignee with respect to, and hereby releases Assignee from, any breach of the Bluebird Lease by Bluebird occurring prior to the Effective Date.  The mention in this Consent of any particular remedy shall not preclude Landlord from any other remedy in law or in equity.

7.Bluebird shall pay any broker commissions or fees that may be payable as a result of the Assignment and/or this Consent, and Bluebird hereby indemnifies and agrees to hold Landlord harmless from and against any loss or liability arising therefrom or from any other commissions or fees payable in connection with the Assignment and/or this Consent which result from the actions of Bluebird.  Assignee hereby indemnifies and agrees to hold Landlord harmless from and against any loss or liability arising from any commissions or fees payable in connection with the Assignment and/or this Consent which result from the actions of Assignee.  Bluebird and Assignee shall not be obligated to pay brokerage commissions or fees to Transwestern/RBJ, which shall be paid by Landlord pursuant to a separate agreement between Landlord and Transwestern/RBJ and in connection with the Lease dated March 27, 2013 between Assignee and Landlord.  Landlord hereby indemnifies and agrees to hold each of Bluebird and Assignee harmless from and against any loss or liability arising from any commissions or fees to Transwestern/RBJ which result from the actions of Landlord.

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8.Bluebird and Assignee agree that the Assignment will not be modified or amended in any way without the prior written consent of Landlord.  Any modification or amendment of the Assignment without Landlord’s prior written consent shall be void and of no force or effect.

9.This Consent may not be changed orally, but only by an agreement in writing signed by Landlord, Bluebird and Assignee.

10.This Consent may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute but one and the same instrument.

11.This Consent and the legal relations between the parties hereto shall be governed by and construed and enforced in accordance with the internal laws of the Commonwealth of Massachusetts, without regard to its principles of conflicts of law.

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IN WITNESS WHEREOF, Landlord, Bluebird and Assignee have caused their duly authorized representatives to execute this Consent as of the date first above written.

LANDLORD:	ARE-MA Region No. 50, LLC
a Delaware limited liability company

	By:	Alexandria Real Estate Equities, L.P.,
a Delaware limited partnership, managing member

		By:	ARE-QRS Corp., a Maryland corporation, general partner

			By:	/s/ Eric S. Johnson
			Its:	SVP, RE Legal Affairs

BLUEBIRD:	bluebird bio, Inc.,
a Delaware corporation

	By:	/s/ Jason F. Cole
	Its:	Chief Legal Officer

ASSIGNEE:	Foundation Medicine, Inc.,
a Delaware corporation

	By:	/s/ Steven Kafka
	Its:	President & Chief Operating Officer

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Exhibit A

Copy of Assignment

Exhibit 10.36 of the Company’s Quarterly Report on Form 10-Q, filed with the SEC on November 2, 2016 is incorporated by reference

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